FOR IMMEDIATE RELEASE
January 28, 2015
WashingtonFirst Bankshares, Inc. Reports 50% Increase in Earnings for the Year Ended December 31, 2014
RESTON, VA - Today WashingtonFirst Bankshares, Inc. (NASDAQ: WFBI) (the "Company"), the holding company for WashingtonFirst Bank (the "Bank"), reports unaudited consolidated net income available to common shareholders for the year ended December 31, 2014 of $9.3 million ($1.11 per diluted common share) compared to $6.2 million ($0.76 per diluted common share) for the year ended December 31, 2013. The Company's 50.3 percent increase in net income available to common shareholders for the year ended December 31, 2014 compared to prior year is primarily the result of continued organic growth and the Millennium Transaction consummated in first quarter 2014. Per-share amounts have been adjusted to give retroactive effect to all stock dividends.
Shaza Andersen, President & CEO of the Company, said "I am thrilled to announce a fifty percent increase in our net income available to common shareholders for 2014 compared to 2013. We successfully grew the bank organically and through the Millennium Transaction in the first quarter of 2014. Net loan growth in the fourth quarter alone was $42.1 million. In addition, we reduced our ratio of non-performing assets to total assets by 57 percent to 0.84 percent compared to 1.97 percent as of the prior year. As previously announced, we are also extremely pleased with the results of our Private Placement in December 2014, netting new capital of $20.5 million to start 2015."

	For the Year Ended December 31,
	2014	2013	2012
Performance Ratios:
Return on average assets	0.75%	0.60%	0.39%
Return on average shareholders' equity	8.36%	6.01%	3.94%
Return on average common equity	9.59%	7.03%	5.29%
Yield on average interest-earning assets	4.51%	4.57%	5.02%
Rate on average interest-earning liabilities	0.83%	0.84%	1.24%
Net interest spread	3.68%	3.73%	3.78%
Net interest margin	3.92%	3.97%	4.14%
Efficiency ratio	66.37%	67.20%	75.26%
Per Share Data:
Basic earnings per common share (1)	$1.14	$0.77	$0.61
Fully diluted earnings per common share (1)	$1.11	$0.76	$0.59
Weighted average basic shares outstanding (1)	8,104,062	8,004,621	3,366,412
Weighted average diluted shares outstanding (1)	8,315,434	8,126,587	3,451,436
(1) Retroactively adjusted to reflect the effect of all stock dividends.

Balance Sheet and Capital
As of December 31, 2014, total assets were $1.3 billion, compared to $1.1 billion as of December 31, 2013. Total loans held for investment, net of allowance, increased $226.2 million (27.3 percent) from December 31, 2013 to December 31, 2014. Of this increase, approximately $39.2 million was due to the net Millennium Transaction in the first quarter 2014, with the remaining $187.0 million attributable to organic loan production. Total deposits increased $137.2 million (14.5 percent) from December 31, 2013 to December 31, 2014. Of this increase, $67.5 million is attributable to net organic growth and$69.7 million is a net result of the Millennium Transaction.
Tier 1 capital increased $22.2 million to $135.0 million as of December 31, 2014, compared to $112.8 million as of December 31, 2013. This increase in Tier 1 capital was primarily driven by the Private Placement in December 2014 which raised a net $20.5 million in capital, net income of $9.4 million and stock option exercises. These increases were partially offset by the redemption of 25 percent ($4.4 million) of the $17.8 million outstanding shares of Series D Preferred Stock that had been issued through the Company's participation in the Small Business Lending Fund program. Additionally, the goodwill recognized in the first quarter 2014 decreased Tier 1 capital by $2.6 million.

	As of December 31,
	2014	2013
Capital Ratios:
Total risk-based capital ratio	13.20%	14.05%
Tier 1 risk-based capital ratio	12.14%	12.80%
Tier 1 leverage ratio	10.23%	10.53%
Tangible common equity to tangible assets	8.62%	7.64%
Per Share Capital Data:
Book value per common share (1)	$12.67	$11.18
Tangible book value per common share (1)	$11.95	$10.69
Common shares outstanding (1)	9,565,637	8,030,581
(1) Retroactively adjusted to reflect the effect of all stock dividends.
Asset Quality
Non-performing assets totaled $11.2 million as of December 31, 2014, compared to $22.3 million as of December 31, 2013. The $11.1 million decrease in non-performing assets is attributable to management's efforts to resolve non-performing loans and to dispose of OREO properties acquired in recent transactions. Net charge-offs for the year ended December 31, 2014 were $2.3 million (0.24 percent of average loans) compared to $2.5 million (0.32 percent of average loans) and $1.9 million (0.43 percent of average loans) for the years ended December 31, 2013 and 2012, respectively.

	As of December 31,
	2014	2013
	(dollars in thousands)
Non-accrual loans	$8,694	$15,087
Trouble debt restructurings still accruing	2,151	5,715
Other real estate owned	361	1,463
Total non-performing assets	$11,206	$22,265

Allowance for loan losses to loans held for investment	0.87%	1.02%
Non-GAAP adjusted allowance for loan losses to loans held for investment	1.46%	1.67%
Allowance for loan losses to non-accrual loans	106.48%	56.57%
Allowance for loan losses to non-performing assets	82.61%	38.33%
Non-performing assets to total assets	0.84%	1.97%

The Company’s allowance for loan losses was 0.87 percent of total loans held for investment as of December 31, 2014, compared to 1.02 percent as of December 31, 2013. In connection with the acquisition of Alliance Bankshares Corporation in December 2012 and the Millennium Transaction in March 2014, the Company recorded acquired loans at fair market value which consisted of pricing and credit marks. The credit marks are negative purchase marks which are comparable to an allowance for loan losses. Therefore, the non-GAAP adjusted allowance for loan losses to non-GAAP adjusted total loans held for investment, which considers these marks similar to allowance for loan losses, was 1.46 percent as of December 31, 2014 compared to 1.67 percent as of December 31, 2013. Below is a reconciliation of the allowance for loan losses and related ratios to the non-GAAP adjusted allowance for loan losses and related ratios as of December 31, 2014 and 2013:

Reconciliation of GAAP Allowance Ratio to Non-GAAP Allowance Ratio
	As of December 31,
	2014	2013
	(dollars in thousands)
GAAP allowance for loan losses	$9,257	$8,534
GAAP loans held for investment, at amortized cost	1,065,058	838,120

GAAP allowance for loan losses to total loans	0.87%	1.02%

GAAP allowance for loan losses	$9,257	$8,534
Plus: Credit purchase accounting marks	6,336	5,538
Non-GAAP adjusted allowance for loan losses	$15,593	$14,072

GAAP loans held for investment, at amortized cost	$1,065,058	$838,120
Plus: Credit purchase accounting marks	6,336	5,538
Non-GAAP loans held for investment, at amortized cost	$1,071,394	$843,658

Non-GAAP adjusted allowance for loan losses to total loans	1.46%	1.67%

About The Company
The Company is the parent company of WashingtonFirst Bank, a $1.3 billion bank headquartered in Reston, VA. With 17 branches in the greater Washington, DC metropolitan area, WashingtonFirst is a community oriented bank that provides competitive financial services to local businesses and consumers. In the first quarter of 2014, the Bank acquired certain assets and assumed the deposits and certain liabilities of Millennium Bank in an FDIC-assisted transaction (the “Millennium Transaction”). For further information on the Millennium Transaction, see WashingtonFirst's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 13, 2014.
Cautionary Statements About Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operations and policies and regarding general economic conditions. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time.  In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the management of the Company as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the Company’s market, and their impact on the operations, assets and earnings of the Company, interest rates and interest rate policy, competitive factors, judgments about the ability of the Company to successfully integrate its operations following significant transactions including, but not limited to, mergers and acquisitions, the ability to avoid customer dislocation during the period leading up to and following such transactions, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Readers are cautioned against placing undue reliance on such forward-looking statements.  The Company assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Additional documents are available free of charge at the SEC’s website, www.sec.gov and on the Company’s website at www.wfbi.com under the tab “Investor Relations” or by contacting the Company’s Investor Relations Department at 11921 Freedom Drive, Suite 250, Reston, VA 20190. You may also read and copy any reports, statements and other information filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC. Information about the operation of the SEC Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement dated April 29, 2014 available on the SEC’s website at www.sec.gov.

WashingtonFirst Bankshares Inc.
Matthew R. Johnson, 703-840-2422
Executive Vice President & Chief Financial Officer
MJohnson@WFBI.com
www.WFBI.com

WashingtonFirst Bankshares, Inc.
Consolidated Balance Sheets
(unaudited)

	As of December 31,
	2014	2013
	(in thousands)
Assets:
Cash and cash equivalents:
Cash and due from bank balances	$3,396	$3,569
Federal funds sold	46,876	99,364
Interest bearing balances	12,034	6,231
Cash and cash equivalents	62,306	109,164
Investment securities, available-for-sale, at fair value	166,508	145,367
Other equity securities	5,225	3,530
Loans held for sale, at lower of cost or fair value	1,068	—
Loans held for investment:
Loans held for investment, at amortized cost	1,065,058	838,120
Allowance for loan losses	(9,257)	(8,534)
Total loans held for investment, net of allowance	1,055,801	829,586
Premises and equipment, net	6,198	5,395
Intangibles	6,894	3,943
Deferred tax asset, net	7,666	10,548
Accrued interest receivable	3,852	3,466
Other real estate owned	361	1,463
Bank-owned life insurance	13,147	10,283
Other assets	4,364	4,814
Total Assets	$1,333,390	$1,127,559
Liabilities and Shareholders' Equity:
Liabilities:
Non-interest bearing deposits	$278,051	$231,270
Interest bearing deposits	808,012	717,633
Total deposits	1,086,063	948,903
Other borrowings	8,237	10,157
FHLB advances	86,047	43,478
Long-term borrowings	10,027	9,854
Accrued interest payable	548	524
Other liabilities	7,930	7,039
Total Liabilities	1,198,852	1,019,955
Shareholders' Equity:
Preferred stock:
Series D, $5.00 par value, 13,347 and 17,796 shares issued and outstanding, respectively, 1% dividend	67	89
Additional paid-in capital - preferred	13,280	17,707
Common stock:
Common Stock Voting, $0.01 par value, 50,000,000 shares authorized, 7,747,795 and 6,552,136 shares issued and outstanding, respectively	77	66
Common Stock Non-Voting, $0.01 par value, 10,000,000 shares authorized, 1,817,842 and 1,096,359 shares issued and outstanding, respectively	18	10
Additional paid-in capital - common	112,887	85,636
Accumulated earnings	7,775	5,605
Accumulated other comprehensive loss related to available-for-sale securities	434	(1,509)
Total Shareholders' Equity	134,538	107,604
Total Liabilities and Shareholders' Equity	$1,333,390	$1,127,559

WashingtonFirst Bankshares, Inc.
Consolidated Statements of Operations
(unaudited)

	For the Year Ended December 31,
	2014	2013	2012
	(in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$51,612	$44,267	$26,648
Interest and dividends on investments:
Taxable	2,886	2,011	1,358
Tax-exempt	133	154	3
Dividends on other equity securities	166	89	49
Interest on Federal funds sold and other short-term investments	322	308	161
Total interest and dividend income	55,119	46,829	28,219
Interest expense:
Interest on deposits	5,443	4,764	4,074
Interest on borrowings	1,776	1,366	875
Total interest expense	7,219	6,130	4,949
Net interest income	47,900	40,699	23,270
Provision for loan losses	3,005	4,755	3,225
Net interest income after provision for loan losses	44,895	35,944	20,045
Non-interest income:
Service charges on deposit accounts	466	527	474
Earnings on bank-owned life insurance	364	273	10
Gain on sale of other real estate owned, net	76	160	73
Gain on acquisition	—	—	2,497
Gain on sale of loans, net	364	821	—
Gain/(loss) on sale of available-for-sale investment securities, net	166	(1,472)	—
Other operating income	562	830	487
Total non-interest income	1,998	1,139	3,541
Non-interest expense:
Compensation and employee benefits	18,101	14,036	8,441
Premises and equipment	5,776	5,496	2,729
Data processing	3,129	3,015	1,485
Professional fees	1,395	1,492	442
Merger expenses	201	6	4,858
Other operating expenses	4,514	4,072	2,223
Total non-interest expense	33,116	28,117	20,178
Income before provision for income taxes	13,777	8,966	3,408
Provision for income taxes	4,353	2,627	1,173
Net income	9,424	6,339	2,235
Preferred stock dividends	(161)	(178)	(178)
Net income available to common shareholders	$9,263	$6,161	$2,057

Earnings per common share:
Basic earnings per common share (1)	$1.14	$0.77	$0.61
Fully diluted earnings per common share (1)	$1.11	$0.76	$0.59
(1) Retroactively adjusted to reflect the effect of all stock dividends.